SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K
                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934

        Date of Report (date of earliest event reported):
                       October 3, 2001

                     XEROX CORPORATION
   (Exact name of registrant as specified in its charter)

 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)

                   800 Long Ridge Road
                     P. O. Box 1600
            Stamford, Connecticut  06904-1600
    (Address of principal executive offices)(Zip Code)

    Registrant's telephone number, including area code:
                      (203) 968-3000


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Item 5.  Other Events

Registrant today announced that Barry D. Romeril, Xerox Vice Chairman and Chief Financial Officer, will retire from the company at the end of this year. Registrant has initiated a search for a new chief financial officer (CFO).

"We are grateful for Barry's tireless efforts on behalf of Xerox, especially this past year as he has spearheaded our efforts toward restoring the company's financial strength," said Anne M. Mulcahy, Xerox President and Chief Executive Officer. "His financial acumen and sound judgement will serve us well through this year as we continue to execute on our turnaround strategy and transition to a new CFO."

During the past year, Registrant's finance organization has led the successful negotiation of more than $2 billion in Xerox asset sales, including the approximately $220 million sale of several Xerox manufacturing operations to Flextronics announced yesterday, and Registrant's transition of equipment financing to third-party vendors. In September, Registrant announced a framework agreement with GE Capital to become the primary equipment-financing provider for Registrant's customers in the United States.

"Xerox's recent announcements are evidence of the company's improving
liquidity," said Romeril.   "We have overcome challenges to build a
solid foundation that will enhance value for our key stakeholders. With confidence in the progress we're making and the company's growth prospects for the future, I am ready to retire from Xerox and begin a new chapter in my life."

Romeril, 58, joined Registrant as CFO in 1993 from British
Telecommunications. His retirement from Registrant and its board of directors is effective December 31, 2001.


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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

                                         XEROX CORPORATION

                                         /s/ MARTIN S. WAGNER
                                         ----------------------------
                                         By: MARTIN S. WAGNER
                                             Assistant Secretary

Date: October 3, 2001